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                                                                      EXHIBIT 21

                        SUBSIDIARY OF PARK BANCORP, INC.

1.  Park Federal Savings Bank


                   SUBSIDIARIES OF PARK FEDERAL SAVINGS BANK

1.  GPS Development Corp., an Illinois corporation

2.  GPS Corporation, an Illinois corporation